2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com
FOR IMMEDIATE RELEASE
Motorcar Parts of America, Inc. Announces Third Quarter
Fiscal Year 2007 Results
LOS ANGELES, CA, February 20, 2007 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today financial results for the third quarter and nine months ended December 31, 2006.
“The first nine months of this fiscal year have been very significant for MPA” said MPA’s Chairman, President and CEO, Selwyn Joffe. “The Company has successfully transitioned approximately two-thirds of its production to off-shore facilities. These include our newly established facility in Mexico and a ramped up Malaysian facility. While we incurred substantial related costs during the year, the transition of our production is now substantially completed and is currently on track to meet our expectation of approximately 90% total off-shore production by March 31, 2007.
“In addition, new business we obtained earlier this fiscal year began shipping in August. We estimate this new business should result in additional annualized net revenue of approximately $30 million. In connection with this new business the Company structured commitments which resulted in our expensing of front-loaded marketing allowances. These front-loaded allowances ended in January 2007. In conjunction with this new business the Company experienced significant changeover activity and inventory ramp—up while we were going through a production transition to off-shore facilities. These activities resulted in larger than normal cash expenditures to support the new production levels, inventory build-up and product changeover.
“During this period we terminated the pay-on-scan arrangement with a major customer. The near term impact of this was a negative hit to earnings as well as negative cash flow; however we believe that the ongoing business model is more beneficial as restructured.
“The Company is required to be an accelerated filer and to be subject to section 404 of Sarbanes-Oxley compliance effective with the filing of Form 10-K for the fiscal year ended March 31, 2007 due to be filed no later than June 14, 2007. The Company is vigorously implementing these controls. The cost of this compliance has been significant and is expected to be approximately $2.5 million when completed.”
Revenues for the quarter ending December 31, 2006 were $33.3 million, up 10.5% from $30.2 million in the same quarter last year. This increase was primarily due to additional sales to new and existing customers. Gross profit and gross margin were $5.9 million and 17.6%, respectively, as compared to $6.8 million and 22.5%, respectively, in the third quarter of fiscal 2006. Gross profit in the third quarter of fiscal 2007 was negatively impacted by $1.9 million in front-loaded marketing allowances (accounted for as an offset to sales) and $0.9 million in stock adjustments related to update orders which orders should be shipped in the fourth quarter.
Non-GAAP financial results for the three and nine month periods ended December 31, 2006 discussed in this release reflect operating results excluding the impact of (i) revenues and core inventory adjustments recorded as a result of termination of the pay-on-scan (“POS”) inventory arrangement, (ii) front-loaded marketing allowances in conjunction with new business, (iii) stock adjustments related to update orders shipped in a later period, (iv) FAS 123R stock compensation expenses, (v) consulting fees incurred in connection with Sarbanes-Oxley (“SOX”) compliance, and (vi) restatement expenses.
Non-GAAP financial results for the three and nine months ended December 31, 2005 discussed in this release reflect operating results excluding the impact of (i) front-loaded marketing allowances in conjunction with new business, (ii) stock adjustments related to update orders shipped in a later period (iii) outside professional and consulting fees associated with the SEC’s review of the Company’s SEC filings and the related restatement of financial statements (iv) consulting fees incurred in connection with SOX compliance, and (v) start-up costs related to the Company’s new production location in Mexico and new distribution center in Tennessee.
For a reconciliation of the non-GAAP results to the relevant GAAP results, please see the financial schedules that accompany this release.
Non-GAAP revenues for the quarter ended December 31, 2006 were $36.1 million, up 16.9% from non-GAAP revenues of $30.9 million in the same quarter of the prior year. Non-GAAP gross profit was $8.2 million, or 22.7% of revenues, in the third quarter of fiscal 2007, compared to 24.4% non-GAAP gross profit in the same quarter of the prior year.
Operating loss for the third quarter of fiscal 2007 was $0.1 million, compared to operating income of $2.9 million in the same quarter of the prior year. Operating expenses increased 52.1% in the quarter, driven primarily by consulting fees incurred in connection with SOX compliance, FAS 123R stock compensation expenses, and higher research and development expenses incurred in connection with our Mexico facility. Interest expense also increased in the third quarter of fiscal 2007 due to increased interest rates and higher levels of debt. Net loss in the third quarter of fiscal 2007 was $2.1 million, or $0.25 per diluted share, compared to net income of $1.2 million, or $0.13 per diluted share for the same quarter last fiscal year.
Non-GAAP operating income in the third quarter of fiscal 2007 was $3.4 million, compared to non-GAAP operating income of $3.7 million in the same quarter of the prior year. Non-GAAP net income was $0.9 million, or $0.10 per diluted share, in the third quarter of fiscal 2007.
For the nine months ended December 31, 2006, revenues were $104.9 million, up 30.7% from $80.3 million in the first nine months of fiscal 2006. Revenues in the first nine months of fiscal 2007 were favorably impacted by $19.8 million in revenues from the sale of products previously shipped on a POS basis. Gross profit was $18.0 million, or 17.1% of revenues, in the first nine months fiscal 2007 versus $17.9 million, or 22.3% of revenues in the first nine months of fiscal 2006. Gross profit in the first nine months of fiscal 2007 was negatively impacted by $8.1 million core inventory adjustments recorded as a result of termination of the POS inventory arrangement, $3.1 million in front-loaded marketing allowances, and $2.2 million in stock adjustments related to update orders which orders should be shipped in the fourth quarter.
Non-GAAP revenues for the nine months ended December 31, 2006 were $98.5 million, up 15.7% from non-GAAP revenues of $85.1 million in the same period of fiscal 2006. Non-GAAP gross profit was $25.5 million, or 25.9% of revenues, in the first nine months of fiscal 2007, compared to 26.3% non-GAAP gross profit in the same period of the prior year.
Operating income in the first nine months of fiscal 2007 was $1.1 million, compared to operating income of $3.7 million in the first nine months of fiscal 2006. Operating expenses increased 19.2%, primarily due to the previously mentioned consulting fees incurred in connection with SOX compliance, FAS 123R stock compensation expenses, and higher research and development expenses incurred in connection with our Mexico facility. Net loss was $2.7 million in the first nine months of fiscal 2007, or $0.33 per diluted share, compared to net income of $0.9 million, or $0.10 cents per diluted share, in the first nine months of fiscal 2006.
Non-GAAP operating income in the first nine months of fiscal 2007 was $10.9 million, compared to non-GAAP operating income of $11.2 million in the first nine months of fiscal 2006. Non-GAAP net income was $4.1 million, or $0.47 per diluted share, in the first nine months of fiscal 2007.
Financial Condition
As of December 31, 2006, the Company had cash and equivalents of $0.8 million, working capital of $21.7 million and total assets of $125.9 million. Debt and capital lease obligations totaled $23.9 million and shareholders’ equity stood at $50.7 million. Cash flow used in operating activities totaled $7.6 million for the nine months ended December 31, 2006 and cash flow provided by operating activities totaled $6.9 million for the three months ended December 31, 2006. At December 31, 2006, the Company was in violation of certain covenants of its credit agreement. In February 2007, the Company received a waiver of these covenant defaults from its lender.
Business Outlook
“During the first three quarters of fiscal 2007, we moved forward with our strategies of increasing our market share and improving our production cost structure,” said Mr. Joffe. “In the final quarter of fiscal 2007, we anticipate continued revenue growth. We will move forward with our cost improvement strategies, and are on track to complete the transition to approximately 90% of our remanufacturing requirements abroad. Our next phase of cost improvements will streamline our distribution and logistics operations, which will be one of our main initiatives in fiscal 2008. We expect our base operating metrics to continue to improve.”
“With the filing of our financial results for our third fiscal quarter, we are now current in our financial reporting,” Mervyn McCulloch, MPA’s Chief Financial Officer said, “and are pleased that the significant level of attention and resources committed to the restatements are now behind us.”
Conference Call
MPA will host a conference call at 1:00 p.m. PT (4:00 p.m. ET) on Friday, February 23, 2007, to discuss results for the third quarter ended December 31, 2006. Joining Selwyn Joffe, Chairman, President and CEO of MPA, will be Mervyn McCulloch, Chief Financial Officer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 419-5570. International callers should dial (617) 896-9871. The participant pass code for the call is 12142469. If you are unable to participate in the call at this time, a replay will be available Friday, February 23, at 3:00 p.m. PT (6:00 p.m. ET), through Friday, March 2, at 9:00 p.m. PT (midnight ET). To access the replay dial (888) 286-8010 and the international dial (617) 801-6888. The conference ID number 18503679. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the MPA website at www.motorcarparts.com. To listen to the live call, please go to the MPA website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on MPA’s website for 90 days.
Restatement of Financial Statements
The financial statements for the three and nine months ended December 31, 2006 contained in this release have been restated to correct errors which occurred when (i) the Company incorrectly recorded a duplicative entry that continued to recognize a gross profit impact resulting from the accrual for certain cores authorized to be returned, but still in-transit to us from our customers, (ii) the

Company incorrectly recorded core charge revenue when the amount of revenue was not fixed and determinable and (iii) the Company did not appropriately accrue losses for all probable customer payment discrepancies. The estimated tax effect of these errors is also reflected in the restatement.
Use of Non-GAAP Financial Measures
To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company is providing certain income statement information that is not calculated according to GAAP. The Company believes that its non-GAAP disclosures are useful in evaluating its operating results as this information supplies the user with another view of the matching of costs and expenses, A reconciliation of the adjustments to GAAP results for the three and nine month periods ended December 31, 2006 and December 31, 2005 is included below. The non-GAAP information presented is supplemental and is not purported to be a substitute for information prepared in accordance with GAAP.
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, the increasing strain on our cash position, including the significant strain on working capital associated with large core inventory purchases from customers of the type we have increasingly made, our ability to obtain any additional financing we may seek or require, our ability to achieve positive cash flows from operations, potential future changes in our previously reported results as a result of the identification and correction of errors in our accounting policies or procedures or the Securities and Exchange Commission (“SEC”) review of our previously filed public reports, lower revenues than anticipated from new and existing contracts, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, difficulty in obtaining component parts or increases in the costs of those parts, political or economic instability in any of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed in the company’s filings with the SEC.
For more information, contact:

CCG Investor Relations Crocker Coulson, President crocker.coulson@ccgir.com (646) 213-1915 or Elaine Ketchmere, VP Financial Writing elaine.ketchmere@ccgir.com (310) 231-8600 ext. 119	Motorcar Parts of America, Inc. Selwyn Joffe Chairman, President & CEO (310) 972-4005
FINANCIAL TABLES FOLLOW

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2006	March 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$845,000	$400,000
Short term investments	750,000	660,000
Accounts receivable — net	5,688,000	13,902,000
Inventory — net	58,799,000	57,881,000
Prepaid income taxes	1,151,000	—
Deferred income tax asset	5,938,000	5,809,000
Inventory unreturned	15,056,000	8,171,000
Prepaid expenses and other current assets	2,303,000	918,000

Total current assets	90,530,000	87,741,000
Plant and equipment — net	14,100,000	12,164,000
Long-term core deposit	20,864,000	826,000
Other assets	419,000	405,000

TOTAL ASSETS	$125,913,000	$101,136,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,618,000	$21,882,000
Accrued liabilities	1,539,000	1,587,000
Accrued salaries and wages	3,000,000	2,267,000
Accrued workers’ compensation claims	4,232,000	3,346,000
Income tax payable	228,000	1,021,000
Line of credit	18,400,000	6,300,000
Deferred compensation	582,000	495,000
Deferred income	133,000	133,000
Other current liabilities	630,000	988,000
Credit due customer	—	1,793,000
Current portion of capital lease obligations	1,499,000	1,499,000

Total current liabilities	68,861,000	41,311,000
Deferred income, less current portion	288,000	388,000
Deferred income tax liability	15,000	562,000
Deferred gain on sale-leaseback	1,988,000	2,377,000
Other liabilities	46,000	46,000
Capitalized lease obligations, less current portion	4,019,000	4,857,000

Total liabilities	75,217,000	49,541,000
Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share,
20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized;
8,366,122 and 8,316,105 shares issued and outstanding at December 31, 2006
and March 31, 2006, respectively	84,000	83,000
Additional paid-in capital	55,995,000	54,326,000
Accumulated other comprehensive income	237,000	85,000
Accumulated deficit	(5,620,000)	(2,899,000)

Total shareholders’ equity	50,696,000	51,595,000

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$125,913,000	$101,136,000

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
		(Restated)		(Restated)
Net sales	$104,924,000	$80,251,000	$33,334,000	$30,154,000
Cost of goods sold	86,955,000	62,387,000	27,479,000	23,358,000

Gross profit	17,969,000	17,864,000	5,855,000	6,796,000
Operating expenses:
General and administrative	12,843,000	10,914,000	4,961,000	2,857,000
Sales and marketing	2,940,000	2,466,000	614,000	836,000
Research and development	1,131,000	808,000	374,000	219,000

Total operating expenses	16,914,000	14,188,000	5,949,000	3,912,000

Operating income (loss)	1,055,000	3,676,000	(94,000)	2,884,000
Interest expense — net of interest income	4,019,000	2,160,000	1,883,000	958,000

Income (loss) before income tax expense (benefit)	(2,964,000)	1,516,000	(1,977,000)	1,926,000
Income tax expense (benefit)	(243,000)	652,000	151,000	776,000

Net income (loss)	$(2,721,000)	$864,000	$(2,128,000)	$1,150,000

Basic net income (loss) per share	$(0.33)	$0.11	$(0.25)	$0.14

Diluted net income (loss) per share	$(0.33)	$0.10	$(0.25)	$0.13

Weighted average number of shares outstanding:
— basic	8,340,731	8,209,728	8,365,288	8,249,308

— diluted	8,340,731	8,620,945	8,365,288	8,642,118

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	December 31,
	2006	2005
		(Restated)
Cash flows from operating activities:
Net income (loss)	$(2,721,000)	$864,000
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,758,000	1,552,000
Amortization of deferred gain on sale-leaseback	(389,000)	(87,000)
Provision for inventory reserves and stock adjustments	1,973,000	362,000
Provision (recovery) of doubtful accounts	(11,000)	2,000
Deferred income taxes	(514,000)	746,000
Share-based compensation expense	1,279,000	—
Tax benefit from employee stock options exercised	(166,000)	321,000
Changes in current assets and liabilities:
Accounts receivable	6,474,000	1,920,000
Inventory	(1,140,000)	(7,384,000)
Prepaid income tax	(1,313,000)	—
Inventory unreturned	(6,885,000)	(3,276,000)
Prepaid expenses and other current assets	(1,385,000)	(423,000)
Other assets	(14,000)	307,000
Accounts payable and accrued liabilities	18,307,000	6,616,000
Income tax payable	(627,000)	(633,000)
Deferred compensation	87,000	116,000
Deferred income	(100,000)	(100,000)
Credit due customer	(1,793,000)	(7,624,000)
Increase in long-term core deposits	(20,038,000)	(616,000)
Other current liabilities	(358,000)	159,000

Net cash used in operating activities	(7,576,000)	(7,178,000)
Cash flows from investing activities:
Purchase of property, plant and equipment	(3,387,000)	(3,275,000)
Proceeds from sale-leaseback transaction	—	4,110,000
Change in short term investments	(90,000)	(176,000)

Net cash provided by (used in) investing activities	(3,477,000)	659,000
Cash flows from financing activities:
Net borrowings under line of credit	12,100,000	1,500,000
Net payments on capital lease obligations	(1,145,000)	(639,000)
Exercise of stock options	225,000	601,000
Excess tax benefit from employee stock options exercised	166,000	(321,000)

Net cash provided by financing activities	11,346,000	1,141,000
Effect of exchange rate changes on cash	152,000	(214,000)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	445,000	(5,592,000)
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	400,000	6,211,000

CASH AND CASH EQUIVALENTS — END OF PERIOD	$845,000	$619,000

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
For the three months ended December 31, 2006

	Three Months Ended December 31, 2006
	GAAP	Adjustments		Non-GAAP
Net sales	$33,334,000	2,765,000	(1)	$36,099,000

Cost of goods sold	27,479,000	443,000	(2)	27,922,000

Gross profit	5,855,000			8,177,000

Operating expenses:

General and administrative	4,961,000	(1,187,000	) (3)	3,774,000
Sales and marketing	614,000			614,000
Research and development	374,000			374,000

Total operating expenses	5,949,000			4,762,000

Operating income (loss)	(94,000)			3,415,000
Interest expense — net of interest income	1,883,000			1,883,000

Income (loss) before income tax expense	(1,977,000)			1,532,000

Income tax expense	151,000	462,000	(4)	613,000

Net income (loss)	$(2,128,000)			$919,000

Basic net income (loss) per share	$(0.25)			$0.11

Diluted net income (loss) per share	$(0.25)			$0.10

Weighted average number of shares outstanding:
— basic	8,365,288			8,365,288

— diluted	8,365,288			8,784,437

EBITDA	367,000	3,509,000		3,876,000

(1) Adjustment adds back (a) $1.9 million of front-loaded marketing allowances and (b) $0.9 million in stock adjustments related to update       orders which orders should be shipped in the fourth quarter.
(2) Adjustment adds back the cost of sales of $0.4 million related to the stock adjustments of $0.9 million.
(3) Adjustment excludes (a) $0.8 million in consulting fees incurred in connection with Sarbanes-Oxley compliance, (b) $0.3 million in FAS       123R stock compensation expenses and (c) $0.1 million in restatement expenses.
(4) Adjustment reflects effective tax rate of 40%.
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
For the Nine Months Ended December 31, 2006

	Nine Months Ended December 31, 2006
	GAAP	Adjustments		Non-GAAP
Net sales	$104,924,000	(6,440,000	) (1)	$98,484,000

Cost of goods sold	86,955,000	(13,959,000	) (2)	72,996,000

Gross profit	17,969,000			25,488,000

Operating expenses:

General and administrative	12,843,000	(2,337,000	) (3)	10,506,000
Sales and marketing	2,940,000			2,940,000
Research and development	1,131,000			1,131,000

Total operating expenses	16,914,000			14,577,000

Operating income	1,055,000			10,911,000
Interest expense — net of interest income	4,019,000			4,019,000

Income (loss) before income tax expense (benefit)	(2,964,000)			6,892,000

Income tax expense (benefit)	(243,000)	3,000,000	(4)	2,757,000

Net income (loss)	$(2,721,000)			$4,135,000

Basic net income (loss) per share	$(0.33)			$0.50

Diluted net income (loss) per share	$(0.33)			$0.47

Weighted average number of shares outstanding:
— basic	8,340,731			8,340,731

— diluted	8,340,731			8,782,121

EBITDA	2,424,000	9,856,000		12,280,000

(1) Adjustment (a) excludes $19.8 million in revenues from the sale of products previously shipped on a POS basis, (b) adds back $8.1 million       in core inventory adjustments recorded as a result of termination of the pay-on-scan inventory arrangement, (c) adds back $3.1 million in       front-loaded marketing allowances and (d) adds back $2.2 million in stock  adjustments related to update orders which orders should be       shipped in the fourth quarter. By including the $19.8 million in revenues from the sale of products previously shipped on a POS basis,       net sales would be $118.3 million.
(2) Adjustment (a) excludes the cost of sales of $15.0 million related to the $19.8 million in revenues from the sale of products previously       shipped on a POS basis and (b) adds back the cost of sales of $1.1 million related to the stock adjustments of $2.2 million. By including the       $15.0 million cost of goods sold related to the sale of $19.8 million of products previously shipped on a POS basis, cost of goods sold       would be $88.0 million.
(3) Adjustment excludes (a) $1.3 million in FAS 123R stock compensation expenses, (b) $1.0 million in consulting fees incurred in       connection with Sarbanes-Oxley compliance, and (c) $0.1 million in restatement expenses.
(4) Adjustment reflects effective tax rate of 40%.
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
For the Three Months Ended December 31, 2005

	Three Months Ended December 31, 2005
	GAAP	Adjustments		Non-GAAP
Net sales	$30,154,000	730,000	(1)	$30,884,000
Cost of goods sold	23,358,000			23,358,000

Gross profit	6,796,000			7,526,000

Operating expenses:

General and administrative	2,857,000	(92,000	) (2)	2,765,000
Sales and marketing	836,000			836,000
Research and development	219,000			219,000

Total operating expenses	3,912,000			3,820,000

Operating income	2,884,000			3,706,000
Interest expense — net of interest income	958,000			958,000

Income before income tax expense	1,926,000			2,748,000

Income tax expense	776,000	323,000	(3)	1,099,000

Net income	$1,150,000			$1,649,000

Basic net income per share	$0.14			$0.20

Diluted net income per share	$0.13			$0.19

Weighted average number of shares outstanding:
— basic	8,249,308			8,249,308

— diluted	8,642,118			8,642,118

EBITDA	3,361,000	822,000		4,183,000

(1) Adjustment adds back $0.7 million in front-loaded marketing allowances.
(2) Adjustment excludes outside professional and consulting fees of $0.1 million associated with the SEC’s review of the Company’s SEC       filings and the related restatement of financial statements.
(3) Adjustment reflects effective tax rate of 40%.
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
For the Nine Months Ended December 31, 2005

	Nine Months Ended December 31, 2005
	GAAP	Adjustments		Non-GAAP
Net sales	$80,251,000	4,850,000	(1)	$85,101,000

Cost of goods sold	62,387,000	327,000	(2)	62,714,000

Gross profit	17,864,000			22,387,000

Operating expenses:

General and administrative	10,914,000	(2,996,000	) (3)	7,918,000
Sales and marketing	2,466,000			2,466,000
Research and development	808,000			808,000

Total operating expenses	14,188,000			11,192,000

Operating income	3,676,000			11,195,000
Interest expense — net of interest income	2,160,000			2,160,000

Income before income tax expense	1,516,000			9,035,000

Income tax expense	652,000	2,962,000	(4)	3,614,000

Net income	$864,000			$5,421,000

Basic net income per share	$0.11			$0.66

Diluted net income per share	$0.10			$0.63

Weighted average number of shares outstanding:
— basic	8,209,728			8,209,728

— diluted	8,620,945			8,620,945

EBITDA	5,141,000	7,519,000		12,660,000

(1) Adjustment adds back (a) $2.7 million of front-loaded marketing allowances and (b) $2.2 million in stock adjustments related to update      orders which orders should be shipped in the fourth quarter.
(2) Adjustment (a) adds back the cost of sales of $1.0 million related to the stock adjustments of $2.2 million and (b) excludes start-up costs of      $0.7 million related to the Company’s new production location in Mexico and new distribution center in Tennessee.
(3) Adjustment excludes (a) outside professional and consulting fees of $2.0 million associated with the SEC’s review of the Company’s SEC      filings and the related restatement of financial statements, (b) start-up costs of $0.7 million related to the Company’s new production      location in Mexico and new distribution center in Tennessee and (c) $0.3 million in consulting fees incurred in connection with Sarbanes-      Oxley compliance.
(4) Adjustment reflects effective tax rate of 40%.
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